Exhibit 99.1

Wm. Wrigley Jr. Company

Wm. Wrigley Jr. Company Announces Second Quarter and First Half 2003 Financial Results

CHICAGO, July 22, 2003— The Wm. Wrigley Jr. Company (NYSE: WWY) announced today double-digit growth in sales and earnings for the second quarter and first half ended June 30, 2003. Earnings per share were up 14% in both the three and six month periods on global sales growth of 12% for the quarter and year to date. Sales gains were driven primarily by contributions from the EMEAI region (principally Europe) and the U.S. On a currency neutral basis, global sales grew by 5% in both reported periods.

Sales

Global sales for the second quarter rose to $793 million, an increase of $84 million or 12% from a year ago. Sales in the Americas region were up 3%, driven by a solid 6% sales increase in the U.S. and the continued success of our Orbit®, Eclipse® and restaged sugar brands. Canada also enjoyed double-digit sales growth, however, these gains were more than offset by slower sales for Amurol Confections and Latin America. International sales increased 19% on volume gains of 5%. Sales increases overseas were driven by double-digit volume performance in EMEAI and that region’s expansion of breath strip products and Orbit DropsTM, as well as favorable currency translation. Performance in EMEAI more than offset a 9% sales decline in Asia due to the SARS crisis. On a currency neutral basis, sales in the quarter were up 2% in the Americas and 7% in International regions.

For the first six months of 2003, consolidated net sales were $1.46 billion, up $158 million or 12% from 2002. Sales in the Americas were up 5%, while International sales grew by 18%. At constant currency, Americas sales were up 4% and International sales were up 6%.

Consolidated gross margins for the quarter and the first half were 59.7% and 59.4% respectively, up 30 basis points and 60 basis points versus the same periods a year ago. These gains are due primarily to selected selling price increases and productivity improvements which continue to help offset launch costs associated with new products.

Earnings

Consolidated second quarter net earnings of $126 million were up $16 million or 15%. On a per share basis, earnings for the quarter were $0.56, up $0.07 or 14%. On a currency neutral basis, earnings were up $0.02 per share or 4%.

Operating profits for the second quarter increased 11% over last year. In the Americas, operating profits were down slightly. Canada showed profitability growth, while in the U.S., product mix and higher investment in brand support negatively impacted profitability versus the prior year. In Europe, profit from operations increased due to solid volume gains across the region, with particularly strong performance in Russia. The Pacific also contributed to profitability, while Asia was down due to the impact of SARS.

First half 2002 net earnings were up $28 million or 14% to $223 million. On a per share basis, earnings were $0.99 versus $0.87 a year ago. On a currency neutral basis, earnings were up $0.04 per share or 5%.

New Product Activity

During the second half, Wrigley will continue to expand European distribution of its fresh breath strips - Eclipse FlashTM Strips, Extra® Thin IceTM and Winterfresh® Thin Ice, as well as its sugar-free dental candy under the Orbit and Extra brands. In the U.S., exciting new Juicy Fruit® StrappleberryTM and Juicy Fruit GrapermelonTM, products in a coated pellet format, are currently shipping to stores. At the same time, the top U.S. sugarfree brand — Extra — is adding Wildberry Frost to its flavor lineup, and Orbit — the fastest-growing sugarfree gum brand in the U.S. — is expanding its flavor offerings to include CinnamintTM and BubblemintTM.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of over $2.7 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint®, Wrigley’s Spearmint®, Big Red®, Juicy Fruit®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Eclipse®, Airwaves®, Alpine®, Cool Air®, and P.K. ®

FROM:	WM. WRIGLEY JR. COMPANY Christopher Perille, Senior Director - Corporate Communications Phone: (312) 645-4077

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company’s meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

STATEMENT OF CONSOLIDATED EARNINGS OF WM. WRIGLEY JR. COMPANY

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$792,614,000	$708,467,000	$1,465,007,000	$1,307,493,000
Cost of sales	319,579,000	287,837,000	594,859,000	538,545,000

Gross profit	473,035,000	420,630,000	870,148,000	768,948,000

Selling and general administrative	292,015,000	256,998,000	547,764,000	481,885,000

Operating income	181,020,000	163,632,000	322,384,000	287,063,000

Investment income	2,871,000	2,040,000	4,401,000	3,837,000
Other income/(expense)	1,301,000	(5,136,000)	1,081,000	(5,792,000)

Earnings before income taxes	185,192,000	160,536,000	327,866,000	285,108,000

Income taxes	59,262,000	50,569,000	104,917,000	89,809,000

Net earnings	$125,930,000	$109,967,000	$222,949,000	$195,299,000

Net earnings per average share of common stock (basic and diluted) (a)	$0.56	$0.49	$0.99	$0.87

Average number of shares outstanding for the period	225,110,548	225,179,916	225,082,472	225,075,100

(a)	Per share calculations based on the average number of shares outstanding for the period.

WM. WRIGLEY JR. COMPANY